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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




Date of Report:  October 12, 1998



                           PHYSICIANS' SPECIALTY CORP.
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               (Exact name of registrant as specified in charter)


                                    DELAWARE
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                 (State of other jurisdiction of incorporation)


        1-12759                                          58-2251438
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(Commission File Number)                       (IRS Employer Identification No.)


1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia                30342
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 (Address of principal executive offices)                       (Zip Code)


Registrant's telephone no. including area code:  (404) 256-7535
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(Former Address, if changed since Last Report)                       (Zip Code)




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Item 5.           Other events.

         On October 12, 1998, pursuant to an asset acquisition agreement, Physicians' Specialty Corp. (the "Company") completed the acquisition of the assets of Cleveland Ear, Nose and Throat Center, Inc. ("Cleveland ENT"), a ten physician ENT physician practice with eight allied health care professionals and eight clinical offices in metropolitan Cleveland, Ohio. Cleveland ENT had previously been affiliated with MedPartners, Inc. ("MedPartners"). In connection with the transaction, the Company entered into an amended and restated Clinic Services Agreement with Cleveland ENT maintaining the percentage of net income management fee structure which existed in the MedPartners/Cleveland ENT Clinic Services Agreement. The Company is contemplating modifying the percentage of net income arrangement consistent with the Company's historical practices. In connection therewith, the Company has granted Cleveland ENT a one time option, which expires on December 15, 1998, to unwind the transaction with the Company as of December 31, 1998 and repurchase all Cleveland ENT non-medical assets acquired by the Company for a total cash purchase price equal to the price paid by the Company to MedPartners for such assets, plus amounts invested by the Company in Cleveland ENT.

         In addition, on August 31, 1998, PSC Ambulatory Surgery, Ltd., a Georgia limited partnership (the "PSC Partnership"), of which the Company is the sole general partner and Atlanta Ear, Nose & Throat Associates, P.C. ("Atlanta ENT"), one of the Company's affiliated practices, is the sole limited partner, acquired in the aggregate a 17.5% limited partnership interest in Atlanta Surgery Center, Ltd., a Georgia limited partnership ("Atlanta Surgery Center"). The aggregate purchase price was paid by the Company (the "Purchase Price"). Pursuant to the terms of the transaction, the Company and Atlanta ENT own 99% and 1%, respectively, of the partnership interest in the PSC Partnership; provided that Atlanta ENT has an option to purchase up to 40% of the partnership interest from the Company for an amount equal to the percentage of the PSC Partnership acquired by Atlanta ENT multiplied by the Purchase Price. Atlanta Surgery Center operates three multi-specialty ambulatory surgery centers, consisting of 14 operating rooms, in the metropolitan Atlanta area. As a result of the transaction, effective July 1, 1998, the PSC Partnership will receive 17.5% of the distributions made by Atlanta Surgery Center and the Company and Atlanta ENT will receive their pro rata share of such distributions based on their ownership interest in the PSC Partnership.

         In connection with the Cleveland ENT and the Atlanta Surgery Center transactions and two other practice acquisitions completed by the Company in June and August 1998 (the "Transactions"), the Company paid an aggregate of $9,880,000 (consisting of cash and borrowings under the Company's credit facility), issued an aggregate of 35,232 shares of Common Stock of the Company, agreed to issue an aggregate of 35,232 shares of Common Stock of the Company and issued a $150,000 non-interest bearing contingent promissory note which is payable, at the Company's option, in cash or the Company's Common Stock, upon the holder achieving certain performance targets. As of October 27, 1998, the Company had approximately $3.7 million of borrowings under the Company's credit facility. In connection with the Transactions, the Company incurred approximately $387,374 in fees to Premier HealthCare, an affiliate of the Company's Vice Chairman and Secretary, for advisory services rendered.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PHYSICIANS' SPECIALTY CORP.



                                       By:  /s/ Robert A. DiProva
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                                            Robert A. DiProva
                                            Executive Vice President and
                                               Chief Financial Officer




Dated:  October 28, 1998